EXHIBIT 10.15

                   INTERCONNECTION AGREEMENT

                            BETWEEN

              INDIANAPOLIS POWER & LIGHT COMPANY

                              AND

                INDIANA MUNICIPAL POWER AGENCY

0.01 This Agreement, dated as of the 19 day of August, 1994 (the "Agreement"), between Indianapolis Power & Light Company ("IPL" or a "Party) an Indiana corporation, and Indiana Municipal Power Agency ("IMPA" or a "Party") a political subdivision of the State of Indiana, collectively (the "Parties"):

WITNESSETH:

0.02 WHEREAS, IPL is a public utility engaged in the generation, transmission, distribution and sale of electric power and energy in central Indiana; and

0.03 WHEREAS, IMPA is a body corporate and politic and a political subdivision of the State of Indiana which owns in common tenancy and jointly operates the Joint Transmission System and is engaged among other things, in the generation, transmission and sale of electric power and energy in Indiana;
and,

0.04 WHEREAS, the Parties believe mutual benefits can be realized from coordinated interconnected operation, such as the interchange, sale, and purchase of electric power and energy;
and,

0.05 WHEREAS, IMPA is an owner and operator of transmission facilities in Indiana, jointly operated by PSI Energy Inc., IMPA and Wabash Valley Power Association, all having an operating voltage of 69,000 volts or higher; and,

0.06 WHEREAS, IPL owns and operates 138,000 and 345,000 volt transmission facilities in central and southern Indiana.

0.07 NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the Parties agree as follows:

                             ARTICLE 1

                             DEFINITIONS

1.01 Out-of-Pocket Cost. Out-of-Pocket Cost shall mean those costs of generating electric energy in the generating stations of the system of either Party which are incurred by the supplying system directly by reason of its generating of such energy and which, otherwise, would not have been incurred by such system. Out-of-Pocket Cost of electric energy purchased from a source outside of the system of the supplying Party will be the total amount paid therefor by the supplying Party which, otherwise, would not have been paid by such Party.

1.02 Joint Transmission System. The Joint Transmission System shall be the transmission facilities owned in common tenancy and jointly operated by PSI Energy, Inc., IMPA, and Wabash Valley Power Association functionally serving as transmission facilities and having an operating voltage of 69 kV or higher.

1.03 Joint Transmission System Agreement.      The Joint Transmission System
Agreement is the Transmission And Local Facilities Ownership, Operation
And Maintenance Agreement between Public Service Company Of Indiana, Inc.
and Wabash Valley Power Association, Inc. and Indiana Municipal Power Agency dated as of November 5, 1985 as amended.


                                  ARTICLE 2

                     PROVISIONS REGARDING CONTINUITY AND

                   INTERRUPTION OF INTERCONNECTION OPERATIONS

2.01 Representations as to Facilities and Equipment.

     2.01.1 IPL Representation. IPL hereby represents that it owns and controls all the transmission, substation and metering facilities and equipment necessary to implement and carry out fully all the provisions, terms and conditions of this Agreement.

     2.01.2 IMPA Representation. IMPA hereby represents that it owns or has the right to use the transmission, substation and metering facilities and equipment necessary to implement and carry out fully all the provisions, terms and conditions of this Agreement.

2.02 Synchronous Operation. At the Point(s) of Interconnection (hereinafter defined) throughout the duration of this Agreement, subject to the provisions of this Paragraph 2.02 and of Paragraph 2.03 hereinbelow, IPL and IMPA systems shall be operated in continuous synchronism. If synchronous operation of the systems at the Point(s) of Interconnection becomes interrupted either manually or automatically due to reasons beyond the control of either Party or due to scheduled maintenance that has been agreed to by both Parties, the Parties shall cooperate to remove the cause of such interruption as soon as practicable and restore the Point(s) of Interconnection to normal operating conditions. Neither Party shall be responsible to the other for any damage or loss of revenue caused by such interruption.

2.03 Interruption of Operation. The Parties agree that either of them may interrupt synchronous operation through the Point(s) of Interconnection if either Party determines that its facilities may be damaged due to excessive loading, and such excess loading may be reduced or alleviated by such interruption. If such interruption occurs, the Parties shall cooperate to remove the cause of such excess loading as soon as practicable and restore the Point(s) of Interconnection to normal operating condition. Neither Party shall be responsible to the other for damage or loss of revenue caused by such interruption.

The Parties further agree to study and negotiate the installation, ownership, and cost of any additional equipment necessary to effect a long-term solution to any such excessive loading herein described in the event either Party determines that this interconnection contributes to excessive loading and requests such negotiation.

2.04 Maintenance of Equipment.  The Parties (In accordance with Paragraphs
2.01 and 19.07) shall each keep the lines, together with all associated equipment and appurtenances that are located on their respective sides of the Points of Interconnection (as delineated in Article 5 hereinbelow), in a suitable condition of repair at all times, each at its own expense, in order that said lines will operate in a reliable and satisfactory manner and in order that reduction in the capacity of said lines will be avoided to the extent practicable.

2.05 New Interconnections. The Parties understand that each of their transmission systems is interconnected with the electric transmission systems of other electric utility companies and each has contracted for other such interconnections and may hereafter during the term of this Agreement desire to make additional physical interconnections with such companies or with other electric utility companies. Each such additional physical interconnection with another electric utility system will be discussed between the Parties and if, in the opinion of either Party, the establishment of such interconnection will cause unreasonable transfers of real power or reactive power through either system during normal parallel operations as a result of the proposed additional interconnection, before such additional interconnection is made, joint load studies shall be conducted to determine the effect such interconnection will have on the transmission systems of the Parties. If the study results in a determination that the proposed additional interconnection would cause unreasonable transfers of real power or reactive power through the electric transmission system of such Party or otherwise impair the ability of such Party to carry out its own obligations, then the Party proposing such additional interconnection shall, before such proposed interconnection is placed in service:

     2.05.1         Compensation for Use.  Compensate the other
     Party for the use of that portion of its facilities determined to be dedicated to the proposed additional interconnection; and/or

     2.05.2 Remedies. Install and/or remove such equipment as reasonably may be necessary to avoid such unreasonable transfers of power or reactive power; or

     2.05.3 Abandonment. Abandon the establishment of such additional interconnection.

2.06 Anderson and Richmond Interconnection Points. The Parties agree that, upon completion of construction by IMPA of facilities at its Anderson and Richmond combustion turbines, such points shall become new interconnections with Third Parties without the need for such further studies as provided in Paragraph 2.05.

                                  ARTICLE 3

                            SERVICES TO BE RENDERED

3.01 Interconnection Service Schedules. It is the purpose of the Parties to realize on an equitable basis, all benefits practicable to be effected through coordination in the operation and development of their respective systems. It is understood by the Parties that such benefits may be realized under the stated terms and conditions of the interconnection service schedules below:

     3.01.1 Emergency Service. The furnishing of mutual emergency and standby assistance, in accordance with Service Schedule A annexed hereto.

     3.01.2 Interchange Energy. The interchange, sale, and purchase of energy to effect operating economies, in accordance with Service Schedule B annexed hereto.

     3.01.3 Short Term Power. The sale and purchase of short-term electric power and energy available on the system of one Party and desired by the other Party, in accordance with Service Schedule C annexed hereto.

     3.01.4 Limited Term Power. The sale and purchase of limited term power and energy available on the system of one Party and desired by the other Party, in accordance with Service Schedule D annexed hereto;

3.02 Services Provided in Service Schedules. Inasmuch as the specific services to be rendered in furtherance of such purpose will vary, and the terms and conditions applicable to such services may require modification from time to time while this Agreement is in effect, it is intended that, except as provided in Paragraph 3.05 below, such specific services and the terms and conditions applicable thereto be set forth in service schedules mutually agreed upon from time to time between the Parties. Such services schedules, until and unless changed by such mutual agreement, shall be those provided by Paragraph 3.03 below, each of which, while in effect, shall be deemed to be a part of this Agreement.

3.03 Service Schedule Designations. The respective service schedules shall be designated as follows:

          I.   Service Schedule A - Emergency Service

          II.  Service Schedule B - Interchange Energy

          III. Service Schedule C - Short Term Power

          IV.  Service Schedule D - Limited Term Power


Such service schedules as agreed upon between the the Parties are attached hereto, made a part hereof, and marked Exhibits I, II, III, and IV respectively.

3.04 Price Protection. Nothing in this Agreement shall require either Party to purchase power or energy from a Third Party and resell it to the other Party at a price less than the total cost of supplying such purchased power or energy.

3.05 Energy Scheduling. The receiving Party shall schedule energy deliveries on an hourly basis with the supplying Party by 12:00 o clock Noon, E.S.T., of the day before such energy is to be delivered; thereafter, the supplying Party shall not be obligated to schedule energy deliveries until the next day; provided, however, that the Parties may schedule energy at such other times and upon such other conditions and/or make such changes in existing energy schedules as both Parties may agree upon.

3.06 Emissions Allowances.  The Federal Clean Air Act, as amended, 42
U.S.C. 7401 et seq. (hereinafter referred to as "Clean Air Act"), establishes certain annual maximum sulfur dioxide levels for flue gases emitted by electric generating units, including units operated by IPL, IMPA and other electric utilities who may supply electric energy for transactions under this Agreement. The Clean Air Act also created an emissions allowance system to permit emissions of regulated pollutants. The obligation of obtaining and the cost of supplying and/or replacing consumed sulfur dioxide and other atmospheric emission allowances, if any, when allowance programs become effective shall be the responsibility of the Party purchasing the power and energy unless as otherwise mutually agreed by the Parties. The Parties shall establish, by mutual agreement, appropriate procedures to carry out the provisions of this Paragraph 3.06. Such procedures shall be amended as necessary to remain in compliance with all Federal Energy Regulatory Commission ("FERC") and Indiana Utility
Regulatory Commission ("IURC") rules and regulations.



                                ARTICLE 4

                             SERVICE CONDITIONS

4.01 Control of System Disturbance. Each Party shall maintain and operate its system in accordance with sound operating practice so as to minimize the likelihood of disturbance originating in one system which might cause impairment to the service of the other system or of any system interconnected with the other system.

4.02 Control of Reactive Power Exchange. It is intended that neither Party shall be obligated to deliver reactive power for the benefit of the other Party; also that neither Party shall be obligated to receive reactive power when to do so may introduce objectionable operating conditions on their respective systems. The Operating Committee shall be responsible for the establishment from time to time of operating procedures and schedules, in respect of carrying reactive power loads by one system for the other in order to secure adequate service and economical use of the facilities of both systems and in respect of proper charges, if any, for the use of facilities carrying reactive power loads. In discharging such duties the Operating Committee shall recognize that in the transmission and delivery of power and energy hereunder the carrying of reactive power loads by either Party, in harmony with sound engineering principles of transmission operation with interconnected systems, is subject to numerous variables contingent upon loading and operating conditions that may exist simultaneously on both systems. The operating procedures and schedules so set up by the Operating Committee shall be in accord with such principles and shall require each Party to carry reactive power loads at such times and in such amounts as will be equitable to both Parties.

4.03 Control of Unscheduled Power and Energy Deliveries. The Parties shall exercise reasonable foresight in carrying out all matters related to the providing and operating of their respective electric power resources so as to minimize, to the extent practicable, deviations between actual and scheduled deliveries of electric power and energy between their systems.
The Parties shall provide and install on their respective systems such communication and telemetering facilities as are essential to so minimize such deviations and, in developing and executing operating procedures that will enable the Parties to avoid, to the extent practicable, deviations from scheduled deliveries, shall fully cooperate with each other and with third parties whose sytems are directly or indirectly interconnected with the systems of the Parties and who of necessity, together with the Parties, must unify their efforts cooperatively to achieve effective and efficient interconnected operation. The Parties recognize, however, that, despite their best efforts to prevent it, unscheduled deliveries of electric energy from one Party to the other may occur. In such events, electric energy delivered hereunder shall be settled for either by the return of equivalent energy or by payment of the Out-of-Pocket Cost (such cost being at the Point or Points of Interconnection set forth in Paragraph 5.01 below, taking into account electrical losses incurred from the source or sources of such energy to said Point or Points) of electric energy delivered hereunder to the supplying Party plus ten percent of such cost. If equivalent energy is returned, it shall be returned at times when the load conditions of the Party receiving it are substantially equivalent to the load conditions of such Party at the time the energy for which it is returned was delivered or, if such Party elects to have equivalent energy returned under different conditions, it shall be returned in such amounts, to be agreed upon by the Operating Committee, as will compensate such Party for the difference in conditions.

                                ARTICLE 5

               DELIVERY POINTS, METERING POINTS, AND METERING

5.01 Points of Interconnection.

     5.01.1 Delivery Points. All electric energy delivered under this Agreement shall be of the character commonly known as three-phase sixty hertz energy and shall be delivered at the established point(s) of interconnection listed below ("Points of Interconnection"):

          The Petersburg Substation of IPL, the Sunnyside Substation of IPL, the Five Points Substation of PSI Energy Inc., the Centerton Substation of PSI Energy Inc., and the Whitestown Substation of PSI Energy Inc.

     5.01.2 Third Party Delivery Points. In addition to the Point(s) of Interconnection, IPL and IMPA have interconnections with several utilities, each such utility being hereinafter referred to as a "Third Party". The Parties shall provide in advance to one another an information copy of each Third Party transmission agreement(s)

5.02 Billing Based on Scheduled Transactions. As IPL and IMPA systems are interconnected with other systems forming a network, it is recognized that, because of the physical and electrical characteristics of facilities involved, a part or all the energy being transferred from one Party to the other may flow through the Point or Points of Interconnection between the systems of the Parties. A part or all of the energy being transferred between other systems in the network may flow through the point or points of connection between the systems of the Parties, and as a result be included in the demand and energy meter readings at the Point or Points of Interconnection. Therefore, all billings shall be based on scheduled transactions or upon methods determined by the Operating Committee which may result from development of arrangements with other interconnected systems and which provide a basis for accounting for the power and energy transfers actually contracted for between the Parties.

5.03 Metering Points. Electric power and energy supplied under this Agreement shall be measured by suitable metering equipment, at the voltages and metering points specified below ("Metering Points") and at such other points, voltages, and ownership as may be agreed upon by the Parties in a written amendment hereto:

     5.03.1 Petersburg 345kV Meters. 345 kV meters owned by IPL at the Petersburg Substation of IPL.

     5.03.2 Petersburg 138 kV Meters. 138 kV meters owned by IPL at the Petersburg Substation of IPL.

     5.03.3 Whitestown 345 kV Meters. 345 kV meters owned by IPL at the Whitestown Substation of PSI. Energy Inc.

     5.03.4    Five Points 138 kV Meters.  138 kV meters owned by
     PSI at the Five Points Substation of PSI Energy Inc.

     5.03.5 Centerton 138 kV Meters. 138 kV meters owned by PSI at the Centerton Substation of PSI Energy Inc.

     5.03.6 Sunnyside 345 kV Meters. 345 kV meters owned by IPL at the Sunnyside Substation of IPL.


5.04 Metering Equipment. Suitable metering equipment at the metering points provided in Paragraph 5.03 above shall include electric meters, potential and current transformers, and such other appurtenances as shall be necessary to give for each direction of flow the following quantities: a continuous automatic graphic record of both kilowatts and kilovars; an automatic record of the kilowatthours for each clock hour; and a continuous integrating record of the kilowatthours.

5.05 Measurement of Electric Energy.   Measurement of electric energy under
this Agreement shall be made by standard types of electric meters installed and maintained by the owner of the devices at the Metering Points. The timing devices of meters shall be synchronized as closely as practical. All meters shall be sealed, and the seals shall be broken only when the meters are to be tested or adjusted.

5.06 Access to Meters and Records. Authorized Representatives (hereinafter defined) of both Parties shall have reasonable access to the premises where their meters are located and to the records made by the meters.

5.07 Meter Testing. The owner of the respective metering facilities shall routinely test or have tested the above-referenced meters and shall maintain records of meter accuracy all in accordance with prudent utility practices. Each Party shall have the right, at its expense, to require that the other Party conduct a special test of its meters as soon as practicable; provided, that if such test shows the meter to be more than two percent (2%) inaccurate, the Party owning the meter shall bear the cost of such test. Representatives of both Parties shall be notified and afforded the opportunity to be present at all routine or special tests and whenever any readings are taken from meters not providing an automatic record. Both Parties shall be provided with a schedule of routine testing dates for metering equipment which measures transactions entered into pursuant to this Agreement.

5.08 Adjustments Due to Inaccuracies. If any metering equipment test discloses an inaccuracy exceeding two percent (2%), the energy account between the Parties shall be adjusted to correct for the inaccuracy disclosed over the shortest of the following periods; (i) for the six (6) month period immediately preceding the day of the test, or (ii) for the period that such inaccuracy may be determined to have existed, or (iii) if the last test took place within the immediately preceding six month period and the period of inaccuracy cannot be determined, for the period since the last test. Should the metering equipment fail to register, the amount of electric power and energy delivered shall be determined from the best available data.

5.09 Metering Limitations. Notwithstanding the metering terms and conditions as provided in Article 5 the Parties rights are no greater than those terms and conditions as provided in the various Third Party agreements which provided those facilities not provided by this Agreement.


                                  ARTICLE 6

                             RECORDS AND STATEMENTS

6.01 Records.  In addition to records of the metering provided for in
Article 5 hereof, the Parties shall keep complete records as may be needed to substantiate a clear history of the various deliveries of electric energy made, and of the clock-hour integrated demands in kilowatthours delivered, by one Party to the other. In maintaining such records, the Parties shall effect such segregation and allocation of demands and electric energy delivered into classes representing the various services and conditions as may be needed to effect settlements under this Agreement. All such records shall be retained by the Party keeping the records. A Party's records shall be available at all reasonable times for inspection by the other
Party's Representative and may be copied at such other Party's expense.

6.02 Statements. As promptly as practicable after the end of each calendar month, the Parties shall cause to be prepared a statement setting forth the electric power and energy transactions between the Parties during such month in such detail and with such segregation as may be needed for operating records or for settlements under this Agreement.

                                  ARTICLE 7

                   BILLINGS, PAYMENTS AND BILLING DISPUTES

7.01 Billing Period.     Unless otherwise agreed upon by the Parties, the
calendar month shall be the standard billing period for all settlements under this Agreement.

7.02 Billing Scheduled Transactions.    All billing shall be based on
scheduled transactions unless otherwise determined as provided in Paragraph
5.02 hereof.

7.03 Billing Payments. All bills for amounts owed by one Party to the other shall be due and payable on the fifteenth (15th) day of the month next following the month in which the service was provided, or on the tenth (10th) day after receipt of a bill therefor, whichever is later. Interest on unpaid amounts shall accrue at the annual rate of two percent (2%) above the prime commercial lending rate established from time to time by The Chase Manhattan Bank, N.A., New York, New York (the "Prime Lending Rate") and is payable from the date the bill is due to the date of payment. The term "month" shall mean a calendar month for the purpose of settlements under this Agreement.

7.04 Estimated Billing Factors. In order that bills may be rendered promptly after the end of each month , it may be necessary, from time to time, to estimate certain factors involved in calculating the monthly billing. Adjustments for errors in such estimates shall be included in the bill for the month following the time when information becomes available to make such corrections or adjustments in the billing for the preceding month or months.

7.05 Billing Disputes. If either Party disputes the correctness of a bill, it will, nevertheless, pay the undisputed portion of such bill plus a minimum of one-half (1/2) of the disputed amount and shall submit to the other Party a written statement detailing the items disputed. If the Parties are unable to agree upon the disputed items, such items shall be submitted to the Operating Committee for decision. Should the Operating Committee be unable to reach a decision, the matter shall be submitted to the President of IPL and the President of IMPA for decision. Any refund or additional payment ordered by the Operating Committee or by the President of IPL and the President of IMPA shall be subject to interest computed at the Prime Lending Rate existing at the time of the refund or additional payment plus two percent (2%), said interest to be calculated, in the case of a refund, from the date the amount to be refunded was paid to the date of the refund and, in the case of an additional amount ordered to be paid, from the original due date to the payment date. Unresolved billing disputes shall be resolved in accordance with Paragraph 8.07 herein.

                               ARTICLE 8

                             OPERATING COMMITTEE

8.01 Operating Committee Organization And Duties. To coordinate the operation of the Parties' respective generation, transmission and substation facilities in order that the advantages to be derived under this Agreement may be realized by the Parties hereto to the fullest extent practicable, the Parties shall establish a committee of authorized representatives to be known as the Operating Committee. Each Party shall designate in writing delivered to the other Party, the person who is to act as its representative on the Operating Committee and each person who may serve as alternates whenever such representative is unable to act ("Representatives"). Each of such Representatives shall be persons familiar with the generation, transmission and substation facilities of the system of the Party represented, and each shall be fully authorized (i) to cooperate with the other Representatives and (ii) to determine and agree from time to time, in accordance with this Agreement and with any other relevant agreements then in effect between the Parties, upon the following:

     8.01.1 Coordination of Maintenance. All matters pertaining to the coordination of the maintenance of generation and transmission facilities of the Parties.

     8.01.2 Control of Operations. All matters pertaining to the control of time, frequency, energy flow, reactive power exchange, power factor, voltage, and other similar matters bearing upon the satisfactory synchronous operation of the systems of the Parties.

     8.01.3 Other Matters. Such other matters not specified herein, with respect to which cooperation, coordination, and agreement as to quantity, time, method, terms and conditions are necessary to the efficient operation of the respective systems of the Parties, to the end that the intent and purpose of this Agreement shall be realized by the Parties to the fullest extent practicable.

8.02 Operating Committee Access. For the purpose of inspection and reading of meters, checking of pertinent records and related matters (Subject to Paragraphs 2.01 and 19.07), the Representatives shall have the right of access at any reasonable time to all facilities and equipment of the Parties used or to be used in the performance of this Agreement.

8.03 Operating Committee Expenses. Each Party shall be responsible for the expenses of its members; provided that any expense jointly incurred by the Operating Committee in performing its duties shall be shared equally by the Parties.

8.04 Operating Committee Meetings. The Operating Committee shall meet at a time and place mutually agreed upon by the Representatives. On request of any Representative, a meeting shall be arranged not more than five working days after the request unless the Party requesting the meeting agrees to a later date. Attendance at the meetings shall not be limited to Representatives; however, the Parties agree to limit attendance of non-Representatives to those who are expected to take an active part on the agenda for a given meeting.

8.05 Agreement Not To Be Modified by Committee. The Operating Committee shall not have authority to modify any of the terms or conditions of this Agreement.

8.06 Change of Representatives. Each Party shall give prompt written notice to the other Party of any change in designation of its primary or alternate Representative on the Operating Committee.

8.07 Unresolved Disputes. If the Operating Committee is unable to take action on any matter to be acted upon by it under this Agreement because of a dispute between the Representatives as to such matter, then the matter shall be resolved by the following Procedure:

     8.07.1    Consultation.  In accordance with the provisions of Article
     8 hereinabove, the members of the Operating Committee are authorized to consult in connection with respect to any matter arising under this Agreement.

     8.07.2 Disagreement. If a disagreement arises under this Agreement, pertaining to this Agreement, such matters shall be discussed by the Operating Committee and timely mutual agreement sought in regard thereto. If all members of the Operating Committee agree to the resolution of any matter, such agreement shall be reported in writing and, within the scope of its power set forth in Article 8 hereinabove, shall be binding upon the Parties. In the event that all members of the Operating Committee are unable to reach agreement within a reasonable time on any matter being considered, the Presidents of either of the Parties may, by written notice to the members of the Operating Committee, withdraw such matter from further consideration by the Operating Committee and submit the same to the Chief Executive Officers of the Parties for resolution. If the Chief Executive Officers of the Parties agree to a resolution of the matter, such agreement shall be reported in writing to, and shall be binding upon, the Parties; but if the Chief Executive Officers of the Parties fail to resolve the matter within forty five (45) days after being submitted to them, then the matter shall proceed to arbitration as provided in this
     Article 8; provided that other dispute resolution procedures may be utilized by the Parties before arbitration, upon agreement of the Parties.

     8.07.3 Arbitration. Disagreements which are not resolved by the Operating Committee or the Chief Executive Officers of the Parties as provided in Article 8.07.02 may be settled by an Arbitration Board, (or by such other form of dispute resolution as agreed upon by the Parties) consisting of three arbitrators as hereinafter provided, in accordance with the provision of this Article 8.07.03. A Party desiring arbitration, shall serve written notice upon the other Party setting forth in detail the disagreement with respect to which arbitration is desired. Such disagreement shall be settled by arbitration if, after receipt of such written notice, each of the Parties shall agree in writing that such disagreement shall be so settled. Within a period of fifteen (15) days from the date of such agreement to settle such disagreement by arbitration, each Party shall select one arbitrator and the chosen arbitrators shall pick the third arbitrator.

     The arbitration proceedings shall be conducted in Indianapolis, Indiana unless otherwise mutually agreed. The Arbitration Board shall afford adequate opportunity to each of the Parties to present information with respect to the disagreement submitted to arbitration and may request further information from the Parties. Except as provided in the preceding sentence, the Parties may, by mutual agreement, specify the rules which are to govern any proceeding before the Arbitration Board and limit the matters to be considered by the Arbitration Board, in which event the Arbitration Board shall be governed by the terms and conditions of such agreement. In the absence of any such agreement respecting the rules which are to govern any proceeding, the then current rules of the American Arbitration Association for the conduct of commercial arbitration shall govern the proceedings unless in conflict with Indiana Law, which shall control.

     Procedural matters pertaining to the conduct of the arbitration and the award of the Arbitration Board shall be made upon a determination of a majority of the arbitrators. The Parties shall, however, be entitled to all discovery provided for by the Indiana Rules of Civil Procedure.
     The findings and award of the Arbitration Board, so made upon a determination of a majority of the arbitrators, shall be final and conclusive with respect to the disagreement submitted for arbitration and shall be binding upon the Parties, except as otherwise provided by law. Each Party shall pay the fee and expenses of the arbitrator selected by it, together with the costs and expenses incurred by it in the preparation of its case to the arbitrators and the Parties shall split the costs of the third arbitrator equally. Judgment upon the award may be entered in any court having jurisdiction. In the event the Parties do not agree to arbitrate, each shall have the right to take appropriate judicial action.

8.08 Unanimous Action. All actions taken by said Operating Committee must be by unanimous vote or consent of all Operating Committee Representatives.

                               ARTICLE 9

                    CONTINUITY AND SUSPENSION OF SERVICE,

                          RELATIVE RESPONSIBILITIES

9.01 Continuity and Suspension of Service. Each Party shall exercise reasonable care and foresight to maintain continuity of service as provided in this Agreement, but neither Party shall be considered in Default (hereinafter defined) in respect of any obligation hereunder if prevented from fulfilling such obligation by reason of Force Majeure as defined in
Article 11 below. In no event shall either Party be liable to the other Party for loss or damage arising from failure, interruption or suspension of service. Each Party reserves the right to suspend service without liability at such times and for such periods and in such manner as it deems advisable, including, without limitation, suspensions for the purpose of making necessary adjustments to, changes in, or repairs on, its facilities, and suspensions in cases where, in its sole opinion, the continuance of service to the other Party would endanger person or property. Both Parties shall use their best efforts to provide each other with reasonable notice in the event of suspension of service.

9.02 Relative Responsibilities. Each Party assumes all responsibility for receipt and delivery of electricity on its system to and from its Points of Interconnection. Neither Party assumes any responsibility with respect to the construction, installation, maintenance or operation of the system of the other Party or of the systems of Third Parties, in whole or in part. Neither Party shall, in any event, be liable for damage or injury to any person or property, whatsoever, arising, accruing or resulting from, in any manner, the receiving, transmission, control, use, application or distribution by the other Party of said electricity. Each Party shall use reasonable diligence to maintain its facilities in proper and serviceable condition, and shall take reasonable steps and precautions for maintaining the services agreed to be provided and received under this Agreement.

                               ARTICLE 10

                             TERM OF AGREEMENT

10.01 Effective Date. The effective date of this Agreement (the "Effective Date") shall be the date as of which all conditions precedent set forth in Article 13 hereinbelow have been satisfied. Such Effective Date shall be specified in a writing executed by both Parties. The Parties agree to use their best efforts to support and cooperate with each other to satisfy said conditions precedent.

10.02 Term. The term of this Agreement and of the annexed Service Schedules shall begin on the Effective Date and continue through December 31, 2010 ("Initial Term"). The Agreement and Service Schedules shall continue in effect for successive terms of three (3) years each until terminated pursuant to notice given by either Party to the other or otherwise terminated under Paragraphs 12.02, 13.01, 18.01 or 19.03 hereof. Any notice of termination given hereunder shall be given in writing, at least two (2) years prior to the end of the Initial Term or any successive term, and may be delivered at any time after the Effective Date of this Agreement; provided, that this Agreement shall not be deemed to have terminated until all prior commitments for sales or purchases of power and energy under this Agreement have been fullfilled and all payments therefor have been made.

                               ARTICLE 11

                             FORCE MAJEURE

11.01 Force Majeure. The term "Force Majeure" shall mean any cause beyond the control of the Party invoking the Force Majeure which by the exercise of ordinary care could not have been prevented by that Party, including, but not limited to, failure or threat of failure of facilities, equipment or fuel supply, ice, act of God, flood, earthquake, storm, fire, lightning, explosion, epidemic, war, civil war, invasion, insurrection, military or usurped power, act of the public enemy, riot, civil disturbance or disobedience, strike, lockout, work stoppage, other industrial disturbance or dispute, labor or material shortage, national emergency, sabotage, failure of contractors or suppliers of materials, inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers, restraint by court order or other public authority or governmental agency, or action or non-action by, or failure to obtain the necessary authorizations or approvals from, or obtaining of the necessary authorizations or approvals only subject to unreasonable restrictions from, any governmental agency or authority, which by the exercise of due diligence such Party could not reasonably have been expected to avoid.  Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage or other industrial disturbance or dispute in which it may be involved or to take an appeal from any judicial, regulatory or administrative action. Any Party rendered unable to fulfill any of its obligations under this Agreement by reasons of Force Majeure shall exercise due diligence to remove such inability with all reasonable dispatch. In the event either Party is unable, in whole or in part, to perform any of its obligations by reasons of Force Majeure, obligations of the Party relying thereon, insofar as such obligations are affected by such Force Majeure, shall be suspended during the continuance thereof but no longer. The Party invoking the Force Majeure shall specifically state the full particulars of the Force Majeure and the
time and date when the Force Majeure occurred.   Notices given by telephone
under the provisions of this Article shall be confirmed in writing as soon as reasonably possible. When the Force Majeure ceases, the Party relying thereon shall give immediate notice thereof to the other Party. This Agreement shall not be terminated by reason of Force Majeure but shall remain in full force and effect.

                              ARTICLE 12

                                DEFAULT

12.01 Default Defined. As used herein, "Default" shall mean the failure of a Party to make any payment or perform any obligation at the time and in the manner required by this Agreement, except where such failure to discharge obligations (other than the payment of money) is the result of Force Majeure. Failure to make any payment in the time and manner required by this Agreement shall not be excused as a Default by payment of late charges except with respect to a Default cured in accordance with the provisions in Paragraph 12.02 below. It shall not be a default for a Party to make a partial payment pursuant to invoking the billing dispute procedures in Paragraph 7.05.

12.02. Remedies for Default. Upon failure of a Party to make a payment or perform an obligation required hereunder, the other Party shall give written notice of Default to the Defaulting Party. The Defaulting Party shall have thirty (30) days within which to cure the Default. If a Default is not cured within such period, the Party not in Default, at its option, may, in addition to all other rights and remedies available at law, in equity or under any other provision of this Agreement: (i) give notice to the Defaulting Party of its intention to cure the Default and to take such steps as such Party deems necessary to cure the Default, or (ii) provide written notice of termination. The Defaulting Party shall, in any event, pay to the other Party the total of all additional costs reasonably incurred by the Party as a result of such Default and/or the curing of such Default, including reasonable attorneys' fees, money reasonably paid to others, the reasonable equivalent in money for services or property obtained, and any other costs reasonably incurred by such non-Defaulting Party in attempting to remedy such Default, together with interest on the total of such costs at the per annum rate of two (2) percent above the Prime Lending Rate. This provision is not intended as a liquidated damages provision or to limit liability in any way, and the Party not in Default may also maintain such other actions for damages as may be provided by law, in equity or under this Agreement.

                                ARTICLE 13

                  CONDITIONS PRECEDENT TO EFFECTIVENESS

                       OF AGREEMENT AND AMENDMENTS

13.01     Conditions Precedent.    The effective Date of this Agreement is
conditional upon the approval or acceptance of this Agreement by the FERC and any other regulatory authority or other governmental agency having jurisdiction. If any of the terms and conditions of this Agreement are altered or made impossible of performance by order, rule, or regulation of any such regulatory agency and, as a result, the Parties are unable to agree upon a modification of such terms and conditions that will satisfy such order, rule, or regulation, then neither Party shall be liable to the other Party for failure thereafter to comply with such terms and conditions; provided, that if either Party deems that the loss of benefits to be derived from this Agreement are unduly burdensome, then this Agreement may be terminated forthwith upon 30 days advance notice.

13.02 Cooperation with the FERC (Federal Energy Regulatory Commission) Filing. Both Parties recognize and agree that this Agreement must be filed with the FERC by IPL, and both Parties agree to cooperate with IPL's request for acceptance for filing of this Agreement without suspension by the FERC. In this connection, both Parties agree that each of them will execute any and all documents, duly authorize all officers or agents as necessary, and do all other things necessary and appropriate to secure acceptance for filing of this Agreement, including the terms and conditions and the initial rates and charges hereof, by the FERC without suspension, or change or modification in the terms hereof.

13.03 Cooperation with IURC (Indiana Utility Regulatory Commission) Filing. Both Parties recognize and agree that this Agreement must be filed with the IURC by IMPA, and both Parties agree to cooperate with IMPA's request for acceptance for filing of this Agreement without suspension by the IURC. In this connection, both Parties agree that each of them will execute any and all documents, duly authorize all officers or agents as necessary, and do all other things necessary and appropriate to secure acceptance for filing of this Agreement, including the terms and conditions and the initial rates and charges hereof, by the IURC without suspension, or change or modification in the terms hereof.

13.04 Amendments. Except as otherwise provided in Article 19.02 below or in the provisions of the Service Schedules, this Agreement may be amended only by mutual agreement of the Parties, which amendment shall be in writing and shall become effective upon satisfaction of the Conditions Precedent in
Article 13 applicable thereto.

                                  ARTICLE 14

                 INDEMNIFICATION AND LIMITATION OF LIABILITY

14.01 Limitation of Liability. In no event shall one Party be liable to the other Party for any indirect, special, incidental or consequential damages with respect to any claim arising out of this Agreement.

14.02 Indemnification Clause. Each Party shall indemnify, defend and hold harmless the other Party from and against any liability, loss, cost, damage and expense because of injury or damage to persons or property resulting from, or arising out of the use of its own facilities (including the Joint Transmission System) or the production or flow of electric energy by and through its own facilities (including the Joint Transmission System), except when such injury or damage is due to the sole negligence of the other Party. In addition, each Party shall hold the other Party harmless for any taxes, licenses, permits, fees, penalties, or fines assessed against one Party upon any of the property of such Party (including the Joint Transmission System) located on the premises of the other Party.

14.03 Environmental Compliance. Each Party shall be responsible for its own compliance with all applicable environmental regulations, and each Party shall hold the other Party harmless from any liability, loss, cost or expense arising out of, and shall bear all costs arising from, its failure to comply with such environmental regulations.

                                ARTICLE 15

                                   TAXES

15.01 Compensation For Taxes. If at any time during the term of this Agreement there should be levied or assessed against either of the Parties any direct taxes by any taxing authority on the power and/or energy generated, purchased, sold, transmitted, interchanged, or exchanged under this Agreement, which taxes are in addition to or different from the forms of direct taxes being levied or assessed on the date of this Agreement and such direct taxes results in increasing the cost to either or both Parties of carrying out the provisions of this Agreement, then the rates and charges for such power and/or energy furnished hereunder shall be increased automatically to the extent necessary to make adequate and equitable allowance for such taxes.

                                ARTICLE 16

                                  WAIVERS

16.01 Waiver Rights. Any waiver by either Party of its rights under this Agreement, shall not be deemed a waiver with respect to any rights that subsequently accrue. Any delay, less than the statutory period of limitations, in asserting or enforcing any rights under this Agreement, shall not be deemed a waiver of such rights.

                                ARTICLE 17

                                 INSURANCE

17.01 Insurance Responsibilities. Each Party shall be responsible for the procurement and maintenance of its own property, casualty and third-party liability insurance to adequately protect its personnel and property and to cover its liabilities and responsibilities under this Agreement.

                                ARTICLE 18

                                ASSIGNMENT

18.01 Assignment of Agreement. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties and, insofar as permitted by law, on any trustee appointed for a Party under the United States Bankruptcy Code; and this Agreement may not be assigned by either Party, without the written consent of the other Party, which consent shall not be unreasonably withheld. In the event either Party is liquidated or dissolved as a corporation or otherwise terminates its business operations, this Agreement shall become null and void and all obligations under this Agreement and the Service Schedules, except financial obligations incurred prior to the receipt of notice of such event, shall cease upon the date of such notice.

                                 ARTICLE 19

                                MISCELLANEOUS

19.01 Prudent Utility Practices. The Parties shall discharge all obligations under this Agreement in accordance with prudent utility practices.

19.02 Change in Rates. Nothing herein shall be construed as affecting, in any way, the right of IMPA or IPL to unilaterally make a change in its rates or charges applicable to the furnishing of service by IMPA or IPL under this Agreement, under Section 205 of the Federal Power Act and pursuant to the FERC's Rules and Regulations promulgated thereunder, or under Indiana Code 8-1-2.2-1 et seq. pursuant to the IURC's Rules and Regulations as respectively applicable to the Parties; provided, that either Party may intervene and fully participate in any such proceeding instituted by the other Party pursuant to this paragraph in the manner and to the extent permitted by the FERC or the IURC, as respectively applicable.

19.03 No Partnerships; Tax Matters. Notwithstanding any provision of this Agreement to the contrary, the Parties do not intend to create hereby any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit, and any construction of this Agreement to the contrary which has an adverse tax effect on either Party shall render this Agreement null and void from its inception.

19.04     Survivorship Of Certain Obligations.  Notwithstanding Paragraph
19.03 above, the termination or voidance of this Agreement shall not discharge any Party from any obligation it owes to the other Party under this Agreement by reason of any transaction, loss, cost, damage, expense or liability which shall have occurred or arisen after the Effective Date of this Agreement, but prior to such termination or voidance. It is the intent of the Parties that should this Agreement be terminated or voided under Paragraph 19.03 above or any other paragraph hereof, the satisfaction of any such obligation and the provisions for indemnification and limited liability of Article 14 above shall constitute a separate agreement between the Parties that is severable from this Agreement and, as such, shall remain in full force and effect for actions that occurred prior to the notice of termination or voidance of this Agreement.

19.05 Computation of Time. In computing any period of time prescribed or allowed by this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be excluded but the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next business day which is not a Saturday, Sunday, or legal holiday.

19.06 Paragraph Headings Not to Affect Meaning. The descriptive headings of the Articles and paragraphs of this Agreement have been inserted for convenience only and shall not modify or restrict any of the terms and provisions thereof.

19.07     IMPA s Rights under the Joint Transmission System Agreement.
IMPA through its rights in the Joint Transmission System, shall be responsible for taking all steps to pursue in good faith, its rights under the Joint Transmission System Agreement, to satisfy IMPA's responsibilities under this Agreement.

                                ARTICLE 20

                                  NOTICES

20.01 Notices Relating to Provisions of this Agreement. Any notice, demand or request made by a Party to the other Party pursuant to any provision of this Agreement shall be made in writing and shall be delivered in person, by registered or certified mail to the named officer of the Party at the address listed below; provided, that either Party may, from time to time, change such designated officer or the address thereof by giving written notice of such change to the other Party.

TO IPL:
          President
          Indianapolis Power & Light Company
          P. O. Box 1595
          Indianapolis, Indiana 46206-1595

TO IMPA:
          President
          Indiana Municipal Power Agency
          11610 North College Avenue
          Carmel, Indiana 46032

20.02 Notices Of An Operating Nature. Any notice, request or demand pertaining to matters of an operating nature may be served in person or by United States mail, messenger, telephone, or FAX as circumstances dictate, to a Representative; provided, that should the same not be written, confirmation thereof shall be made in writing as soon as practicable thereafter, upon request of the Party being served.

                                 ARTICLE 21

              GOVERNING LAW AND CONSTRUCTION OF AGREEMENT

21.01 This Agreement shall be governed by and construed according to the laws of the State of Indiana.


                                 ARTICLE 22

                     ENTIRE AGREEMENT CONTAINED HEREIN

22.01 This is the entire agreement between the Parties and no oral or other written representations shall have the affect of amending or modifying this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers and their respective corporate seals to be hereunto affixed as of the date first above written.


INDIANAPOLIS POWER & LIGHT COMPANY

By /s/ R. L. Humke

President and Chief Operating Officer

ATTEST:

By /s/ M. E. Woods                                   _

Marcus E. Woods, Vice President,
Secretary and General Counsel





INDIANA MUNICIPAL POWER AGENCY

By /s/ Raj G. Rao

President


ATTEST:

By /s/ Robert J. Clifford

Robert J. Clifford
Vice President and Assistant Secretary

                                                       EXHIBIT I

                         SERVICE SCHEDULE A

                          EMERGENCY SERVICE

Under Interconnection Agreement dated August 19, 1994 between Indianapolis Power & Light Company and Indiana Municipal Power Agency (the "Agreement").

SECTION 1 - DEFINITIONS

1.1 The meaning of the terms used herein shall be the same as those used in this Agreement.

SECTION 2 - DURATION

2.1 This Service Schedule shall become effective as of the Effective Date of this Agreement and shall continue in effect throughout the duration of this Agreement.

SECTION 3 - SERVICES TO BE RENDERED

3.1 Conditional Service. Subject to the provisions of Subsection 3.2 of this Section 3, in the event of a breakdown or other emergency in or on the system of either Party involving either sources of power or transmission facilities, or both, impairing or jeopardizing the ability of the Party suffering the emergency to meet the loads of its system, the other Party shall deliver to such Party electric energy that it is requested to deliver; provided, however, that neither Party shall be obligated to deliver such energy which, in its sole judgment, it cannot deliver without interposing a hazard to or economic burden upon its operations or without impairing or jeopardizing the other load requirements of its system and provided further, that neither Party shall be obligated to deliver electric energy to the other for a period in excess of forty-eight (48) consecutive hours during any single emergency.

3.2 Non-performance. The Parties recognize that the delivery of electric energy as provided in Subsection 3.1 of this Section 3 is subject to two conditions which may preclude the delivery of such energy as so provided:
(a) the Party requested to deliver electric energy may be suffering an emergency in or on its own system as described in said Subsection 3.1, or
(b) the system of a Party may be delivering electric energy, under a mutual emergency interchange agreement, to the system of another interconnected company which is suffering an emergency in or on its system. Under conditions as cited under (a) above, neither Party shall be considered to be in default hereunder if it is unable to comply with the provisions of said Subsection 3.1. Under conditions as cited under (b) above, neither Party shall be considered to be in default hereunder if it is unable to comply with the provisions of said Subsection 3.1; provided, however, that such Party shall make every effort consistent with the terms of its contract with said other interconnected company to make the electric energy as provided in Subsection
3.1 available to the other Party hereto as soon as possible.

3.3 Reserve Generating Capacity Review. If at any time the record over a reasonable prior period shows clearly that either of the Parties has failed to deliver energy in accordance with and subject to the provisions of Subsection 3.1, either Party by written notice given to the other Party, may call for a joint study by the Parties of the reserve generating capacity in and provided for their respective systems and of their respective transmission facilities affecting the supply and delivery of power and energy under this Agreement. It shall be the purpose of such study to determine the adequacy or inadequacy of reserve generating capacity and transmission facilities being provided to meet the requirements of the Parties' respective systems, reflecting obligations under this Agreement, and, if inadequate, the extent of the burden that one Party may be placing upon the other Party. If it should be found that one Party is placing an unreasonable burden upon the other, the Party causing such burden shall take such measures as are necessary to remove the burden from the other Party, or the Parties shall enter into such arrangements as shall provide for equitable compensation to the Party being burdened.

SECTION 4 - COMPENSATION

4.1     When IPL is the Supplying Party:

        4.11 Emergency Energy delivered that is generated by IPL shall be settled for, at the option of IPL, either by the return of equivalent energy at a mutually acceptable time upon request of IPL or by payment of the greater of (a) 110% of the Out-Of-Pocket Cost (such cost being as of the delivery point or points, as referred to in
        Article 5.0 of this Agreement, taking into account electrical losses incurred from the source or sources of such energy to the delivery point or points) of supplying such energy, or (b) $0.10 per kilowatt-hour.

        4.12 Emergency Energy delivered that is purchased by IPL from a third party shall be settled for by payment of an energy charge of 100% of the Out-Of-Pocket Cost paid therefor by IPL, plus an amount to be agreed upon by the Parties at the time of the transactions of up to 4.6 mills per kilowatt-hour (consisting of up to 3.6 mills per kilowatt-hour for bulk transmission charge plus 1 mill per kilowatt-hour for difficult to quantify energy-related costs), plus any transmission losses resulting on IPL's system on account of the transaction, and plus any taxes incurred by IPL on account of the transaction.

4.2     When IMPA is the Supplying Party:

        4.21 Emergency Energy delivered that is generated by IMPA shall be settled for, at the option of IMPA, either by the return of equivalent energy at a mutually acceptable time upon request of IMPA or by payment of the great of (a) 110% of the Out-Of-Pocket Cost (such cost being as of the delivery point or points, as referred to in Article 5.0 of this Agreement, taking into account electrical losses incurred from the source or sources of such energy to the delivery point or points) of supplying such energy, or (b) $0.10 per kilowatt-hour.

        4.22 Emergency Energy delivered that is purchased by IMPA from a third party shall be settled for by payment of an energy charge of 100% of the Out-Of-Pocket Cost paid therefor by IMPA, plus an amount to be agreed upon by the Parties at the time of the transactions of up to 4.5 mills per kilowatt-hour (consisting of up to 3.5 mills per kilowatt-hour for bulk transmission charge plus 1 mill per kilowatt-hour for difficult to quantify energy-related costs), plus any transmission losses resulting on IMPA's system on account of the transaction, and plus any taxes incurred by IMPA on account of the transaction.

4.3     If the option of returning electric energy under Subsection 4.11 or
4.21 is exercised, then it shall be returned at times when the load conditions of the Party receiving it are equivalent to the load conditions of such Party at the time the energy for which it is returned was delivered or, if such Party elects to have equivalent energy returned under different conditions, it shall be returned in such amounts, to be agreed upon by the Operating Committee under this Agreement, as will compensate either Party for the difference in conditions.

                                                        EXHIBIT II

                                SERVICE SCHEDULE B

                                INTERCHANGE ENERGY

Under Interconnection Agreement dated August 19, 1994 between Indianapolis Power & Light Company and Indiana Municipal Power Agency (the "Agreement").

SECTION 1 - DEFINITIONS

1.1 The meaning of the terms used herein shall be the same as those used in this Agreement.

SECTION 2 - DURATION

2.1 This Service Schedule shall become effective as of the Effective Date of this Agreement and shall continue in effect throughout the duration of this Agreement.

SECTION 3 - SERVICES TO BE RENDERED

3.1 Economy Energy. Either Party may arrange to purchase from the other Party electrical energy ("Economy Energy") when it is possible to effect a savings thereby and, when, in the sole judgment of the supplying Party, such energy is available. Prior to each Economy energy transaction, the amount of energy, the time of its delivery, and the compensation therefore shall be determined by the Parties. Compensation so determined by the Parties shall not be subject to later review or adjustment. In the event conditions arise during such scheduled period which cause the delivery of Economy Energy to become burdensome to the supplying Party, said Party has the right to request the receiving Party to reduce the amount of such energy to any quantity specified. Receipt or delivery of Economy Energy may also be arranged with other interconnected systems not Parties to this Agreement.

3.2 Non-Displacement Energy. It is recognized that occasions will arise when transactions under subsection 3.1 above will be impracticable although a Party may have electric energy (herein called "Non-Displacement Energy") which it is willing to make available from surplus capacity from its own system or from outside sources, or both and which can be utilized advantageously for short intervals by the other Party. In such event, the Party desiring receipt of such energy shall notify the other Party of the extent to which it desires to obtain Non-Displacement Energy, and if the other Party, in its sole judgment, determines that Non-Displacement Energy is available, schedules providing the periods and extent of use shall be mutually agreed upon. Neither Party shall be obligated to make any Non-Displacement Energy available to the other.

SECTION 4 - COMPENSATION

                               ECONOMY ENERGY

4.1 The charge for Economy Energy purchased by either Party from the other Party shall be based on the principle that the Party purchasing it shall pay the Out-of-Pocket Cost (including all operating, maintenance, tax, transmission losses and other expenses incurred that would not have been incurred if the energy had not been supplied) of the Party supplying such Energy and that the resulting savings to the receiving Party shall be equally shared by the supplying and receiving Parties. Prior to any transaction involving the delivery and receipt of Economy Energy, authorized representataives of the Parties shall determine and agree upon the compensation applicable to such transaction. Compensation so agreed upon shall not be subject to later review or adjustment.

4.2 When Economy Energy is obtained from or delivered to a system interconnected with either of the Parties which is not a signatory to this Agreement ("Third Party"), payment among the participants in such a transaction shall be based on the Out-of-Pocket Costs of the supplying Party or Third Party providing the Energy and an allocated of the gross savings, which are defined as the difference between (1) what the Out-of-Pocket Costs of the receiving Party or Third Party would have been to generate such Energy, and (2) the Out-of-Pocket Costs of the supplying Party or Third Party providing the Energy. Such allocation shall be made as provided in Subsections 4.21 and 4.22 herein below.

        4.21 The transmitting party shall be paid (A) its cost of purchasing the Energy supplied, plus (B) its costs of additional transmission losses plus the following:

                (1) When IPL is such transmitting Party: Fifteen percent of the gross savings remaining after deducting all such payments for transmission losses.

                (2) When IMPA is such transmitting Party: Fifteen percent of the gross savings remaining after deducting all such payments for transmission losses.

        4.22 The supplying Party or Third Party shall be paid its Out-of Pocket Costs of providing the Energy, plus one-half of the gross savings remaining after deducting all payments made under Subsection
        4.21 (B) and (C). The receiving Party or Third Party shall pay an amount which will provide it with the other one-half of the gross savings remaining after deducting all payments made under Subsection
        4.21 (B) and (C).

                                 NON-DISPLACEMENT ENERGY

4.3 Non-Displacement Energy delivered hereunder shall be settled for either by the return of equivalent Energy or, at the option of the supplying Party, by payment of an energy charge of up to 110% of the Out-of-Pocket Costs (such cost being as of the delivery point or points, as provided in Article 5 of this Agreement, taking account the electrical losses incurred from the source or sources of such energy to said delivery point or points) to the supplying Party generating such energy plus:

        4.31  When IPL is the supplying Party:

                4.31.1 IPL at its option, may impose a demand charge of up to 48.6 mills per kilowatthour reserved per hour, but the total charge in any one day shall be no more than the product of $0.778 times the highest amount in kilowatts reserved in any hour during the day or,

                4.31.2 IPL, at its option, may choose to supply such energy without imposing a demand charge in which case no additional payment is included. However, if this option is picked, the cost of such energy will be calculated as 110% of the actual Out-of-Pocket Cost (such cost being as of the delivery point or points, as provided in Paragraph 5.01.1 of Article 5 of this Agreement, taking into account electrical losses incurred from the source or sources of such energy to said delivery point or points) to the supplying Party generating such energy.

                4.31.3 If equivalent energy is returned by IMPA, it shall be returned at times when the load conditions of IPL are equivalent to the load conditions of IPL at the time the energy for which it is returned was delivered or, if IPL elects to have equivalent energy returned under different conditions, it shall be returned in such amount, to be agreed upon by the operating Committee, as will compensate for the difference in conditions.

        4.32  When IMPA is the supplying Party:

                4.32.1 IMPA at its option may impose a demand charge of up to 43.5 mills per kilowatthour reserved per hour, but the total charge in any one day shall be no more than the product of $0.696 times the highest amount in kilowatts reserved in any hour during the day, or

                4.32.2 IMPA, at its option, may choose to supply such energy without imposing a demand charge in which case no additional payment is included. However, if this option is picked, the cost of such energy will be calculated as 110% of the actual Out-of-Pocket Cost (such cost being as of the delivery point or points, as provided in Paragraph
                5.01.1 of Article 5 of this Agreement, taking into account electrical losses incurred from the source or sources of such energy to said delivery point or points) to the supplying Partyh generating such energy.

                4.32.3 If equivalent energy is returned by IPL, it shall be returned at times when the load conditions of IMPA are equivalent to the load conditions of IMPA at the time the energy for which it is returned was delivered or, if IMPA elects to have equivalent energy returned under different conditions, it shall be returned in such amount, to be agreed upon by the Operating Committee, as will compensate for the difference in conditions.

4.4 Non-Displacmeent Energy delivered under Section 3.2 above that is purchased by the supplying party from another interconnected system which is not a signatory to this Agreement ("Third Party") at the request of the receiving party shall be settled for as follows:

        4.41 When IPL is the supplying Party, by a payment of 100% of the amount paid such Third Party, plus a demand charge in an amount to be agreed upon by the Parties at the time of the reservation of up to 3.6 mills per kilowatt reserved per hour, but the total demand charge in any one day shall be no more than the product of $0.058 times the highest amount in kilowatts reserved in any hour during the day, plus 1 mill per kilowatthour (for difficult to quantify energy-related costs), plus the cost of any quantifiable transmission losses, taxes, and other expenses incurred that would not have been incurred if such transaction had not been made.

        4.42 When IMPA is the supplying Party, by a payment of 100% of the amount paid such Third Party, plus a demand charge in an amount to be agreed upon by the Parties at the time of the resrevation of up to 3.5 mills per kilowatt reserved per hour, but the total demand charge in any one day shall be no more than the product of $0.055 times the highest amount in kilowatts reserved in any hour during the day, plus 1 mill per kilowatthour (for difficult to quantify energy-related costs), plus the cost of any quantiable transmission losses, taxes, and other expenses incurred that would not have been incurred if such transaction had not been made.

4.5 Notwithstanding the rates stated in Subsection 4.3 above when IPL is the supplying Party, if the "demand charge" option of Subsection 4.31.1 is chosen, the sum of demand and energy charges for each specific reservation made pursuant to Subsection 3.2 of this Service Schedule shall not:

        4.51  exceed the total of:

                4.51.1 The product of the number of kilowatts reserved for such reservation times the maximum hourly demand charge specified above in Subsection 4.3; and

                4.51.2 The product of the number of kilowatt-hours supplied for such reservation times 110% of the average cost per kilowatt-hour of energy generated by IPL's Petersburg Unit No. 4 for the last preceding month during which it was run; or

                4.52 be less than 100% of the total Out-of-Pocket Cost of supplying the Non-Displacement Energy for each reservation.

4.6 Notwithstanding the rates stated in Subsection 4.3 above when IMPA is the supplying Party, if the "demand charge" option of Subsection 4.31.1 is picked, the sum of the demand and energy charges for each specific reservation made pursuant to Subsection 4.3 of this Service Schedule shall not:

        4.61  exceed the total of:

                4.61.1 The product of the number of kilowatts reserved for such reservation times the maximum hourly demand charge specified above in subsection 4.3; and

                4.61.2 The product of the number of kilowatt-hours supplied for such reservation times 110% of the average cost per kilowatt-hour of energy generated by IMPA's Trimble County Unit #1 for the last preceding month during which it was run; or

        4.62 be less than 100% of the total Out-of-Pocket Cost of supplying the Non-Displacement Energy for such reservation.

4.7 The aggregate instant total capacity of all IPL sales under this and other Service Schedules which are a part of this and other IPL Agreements, for which the rates charged have been supported on the basis that total revenues will not exceed the costs of Petersburg Unit No. 4, is limited to 515 MW.

4.8 The aggregate instant total capacity of all IMPA sales under this and other Service Schedules which are a part of this and other IMPA Agreements, for which the rates charged have been supported on the basis that total revenues will not exceed the costs of Trimble County Unit #1, is limited to 64 MW. For sales in excess of the capacity limitation of 64 MWs noted above, the rate shall consist of an energy charge of up to 110% of the average cost per kilowatt-hour of the energy generated and a demand charge of up to 27.0 mills per kilowatt per hour, but in no event shall the total revenue (energy charge and demand charge combined) be less than 100% of the Out-of-Pocket Costs of supplying the short term energy for such reservation.

                                                        EXHIBIT III

                            SERVICE SCHEDULE C

                            SHORT TERM POWER

Under Interconnection Agreement dated August 19, 1994 between Indianapolis Power & Light Company and Indiana Municipal Power Agency (the "Agreement").

SECTION 1 - DEFINITIONS

1.1 The meaning of the terms used herein shall be the same as those used in this Agreement.

SECTION 2 - DURATION

2.1 This Service Schedule shall become effective as of the Effective Date of this Agreement and shall continue in effect throughout the duration of this Agreement.

SECTION 3 - SERVICES TO BE RENDERED

3.1 Either Party, by giving the other Party notice, may reserve from the other (a) electric power ("Weekly Short Term Power") for period of one or more weeks or (b) electric power ("Daily Short Term Power") for periods of one or more days whenever the Party requested to reserve the same is willing to make such power available. Under ordinary circumstances such reservation shall extend for not less than a claendar week if it begins with Sunday or for the balance of the calendar week if it begins with any day subsequent to Sunday; however, under unusual circumstances, the Parties may mutually agreed upon a reservation of Daily or Weekly Short Term Power for a lesser number of days. In all cases the Party asked to supply Daily or Weekly Short Term Power shall be the sole judge as to the amounts and periods that it has electric power available that may be reserved by the other Party as Short Term Power.

        3.11 Prior to each reservation of Weekly or Daily Short Term Power, the number of kilowatts to be reserved, the period of the reservation, the terms of such reservation, and the source of such power if the supplying Party is in turn reserving such power from another interconnected system which is not a signatory to this Agreement ("Third party"), shall be determined by the Parties.
        Such reservation shall be confirmed in writing at the request of either Party. If during such period conditions arise that could not have been reasonably foreseen at the time of the reservation and cause the reservation to be burdensome to the supplying Party, such Party may by oral notice to the reserving Party, such oral notice to be later confirmed in writing if requested by either
        Party and such confirmation shall be forwarded not later than the third day following the day such oral notice is given, excluding Saturdays, Sundays and holidays, reduce the number of kilowatts reserved by such amount and for such time as it shall specify in such notice, but kilowatts reserved hereunder that the supplying Party is in turn reserving from a Third Party may be reduced only to the extent they are reduced by such Third Party.

        3.12 During each period that Weekly or Daily Short Term Power has been reserved, the Party that has agreed to supply such power shall upon call by the reserving Party deliver associated electric energy ("Weekly or Daily Short Term Energy") to the reserving Party as of the delivery point or points, as provided in Paragraph 5.01 of
        Article 5 of this Agreement at a rate during each hour of up to and including the number of kilowatts reserved.

SECTION 4 - COMPENSATION

4.1  DEMAND CHARGES

The Party reserving Weekly or Daily Short Term Power shall pay the supplying Party the following demand charges:

                           4.11 WEEKLY SHORT TERM POWER

                4.11.1 When IPL is the supplying Party, IMPA shall pay IPL for Weekly Short Term Power at the rate of up to $3.89 per kilowatt reserved per week.

                4.11.2 When IMPA is the supplying Party, IPL shall pay IMPA for Weekly Short Term Power at the rate of up to $3.48 per kilowatt reserved per week.

                4.11.3 In the event the amount of Weekly Short Term Power reserved is reduced upon notice from the supplying party, the demand charge for each day (other than Sunday) during which any such reduction is in effect shall be reduced by one-sixth (1/6) of the supplying Party's weekly demand rate per kilowatt for each kilowatt of reduction; however, the total of such reductions shall not exceed the weekly demand charge (in effect for this transaction) per kilowatt for that particular weekly period.

                          4.12 DAILY SHORT TERM POWER

                4.12.1 For any day that Daily Short Term Power is reserved by either Party, the daily demand rate shall be equal to a rate to be agreed upon by the Parties at the time of the reservation of up to one-fifth (1/5) of the supplying Party's maximum Weekly Short Term Power demand rate. The total demand charge revenues in any consecutive seven day period shall not exceed the product of the Weekly rate and the highest demand experienced on any day in the seven day period.

                4.12.2 In the event the amount of Daily Short Term Power reserved is reduced upon notice from the supplying Party, the demand charge per kilowatt for each day during which any such reduction is in effect shall be reduced by the daily aforesaid demand rate (in effect for this transaction) per kilowatt of reduction.

                          4.13 THIRD PARTY WEEKLY OR DAILY SHORT TERM POWER

                4.13.1 For any period that Short Term Power is reserved by IMPA for and at the request of IPL from a Third Party, such Short Term Power shall be supplied at the rate of up to $0.28 per kilowatt reserved per week or at the rate of up to $0.055 per kilowatt reserved per day, both charges pertaining to the reservation of transmission, plus the demand charge paid therefor by IMPA to the Third Party. The total demand charge revenues for the reservation of transmission in any consecutive seven day period shall not exceed the product of the Weekly rate for the reservation of transmission and the highest demand experienced on any day in the seven day period.

                4.13.2 For any period that Weekly Short Term Power is reserved by IPL for and at the request of IMPA from a Third Party, such Short Term Power shall be supplied at the rate of up to $0.29 per kilowatt reserved per week or at the rate of up to $0.058 per kilowatt reserved per day, both charges pertaining to the reservation of transmission, plus the demand charge paid therefor by IPL to the Third Party. The total demand charge revenues for the reservation of transmission in any consecutive seven day period shall not exceed the product of the Weekly rate for the reservation of transmission and the highest demand experienced on any day in the seven day period.

                4.13.3 In the event the amount of Weekly Short Term Power reserved from a Third Party is reduced upon the request of the Third Party, the demand charge for each day during which such reduction is in effect shall be reduced by the amount by which such reduction is in effect shall be reduced by the amount by which the demande charge payable by the supplying Party is reduced under its agreement with such Third Party. The transmission reservation charge shall remain payable to the supplying Party at the option of the supplying Party.

                4.13.4 In the event the amount of Weekly Short Term Power reserved from a Third Party is reduced by the supplying Party because of a transmission burden on its system, the demand charge for each day during which such reduction is in effect shall be reduced by the amount by which the demand charge chargeable to the supplying Party is reduced under its agreement with such Third Party plus one-sixth of the Weekly rate per kilowatt agreed to under Subsection
                4.13.1 or 4.13.2 for each kilowatt of reduction each day, but not more than the rate agreed upon for each kilowatt per week.

                4.13.5 In the event the amount of Daily Short Term Power reserved from a Third Party is reduced upon the request of the Third Party, the demand charge for such power shall be reduced by the amount by which the demand charge payable by the supplying Party is reduced under its agreement with such Third Party. The transmission reservation charge shall remain payable to the supplying Party at the option of the supplying Party.

                4.13.6 In the event the amount of Daily Short Term Power reserved from a Third Party is reduced by the supplying Party because of a transmission burden on its system, the demand charge for such power shall be reduced by the amount by which the demand charge payable by the supplying Party is reduced under its agreement with such Third Party plus the Daily rate per kilowatt agreed to under Subsection
                4.13.1 or 4.13.2 for each kilowatt of reduction.

4.2  Energy Charges

The reserving Party shall pay the supplying Party for all Short Term Energy delivered pursuant to Subsection 3.12 above at the following rates:

        4.21 For each kilowatthour that is generated by the supplying Party's system, in an amount of up to 100% of the Out-of-Pocket Costs (such cost being as of the delivery point or points, as provided in Article 5 of this Agreement, including all operating, maintenance, tax, transmission losses and other expenses incurred that would not have been incurred if the energy had not been supplied), of supplying Short Term Energy called for during such period.

        4.22 For each kilowatt-hour purchased by the supplying Party's system from a Third Party to supply the Short Term Energy called for during such period, 100 percent of the amount of the Energy charge paid therefor by IPL plus 1 mill per kilowatt-hour for difficult to quantify energy-related costs plus any transmission losses, taxes, and other expenses incurred that would not have been incurred if such transactions had not been made.

4.3 Notwithstanding the rates stated in Subsection 4.1 and 4.2 above when IPL is the supplying Party, the sum of the demand and energy charges for each specific reservation made pursuant to Section 3 of this service schedule shall not:

        4.31  exceed the total of:

                4.31.1 The product of the number of kilowatts reserved for such reservation times the maximum Weekly or Daily demand charge, whichever is applicable, specified above in Subsection 4.11 and 4.12, as appropriate; and

                4.31.2 The product of the number of kilowatt-hours supplied for such reservation times 110% of the average cost per kilowatt-hour of energy generated by IPL's Petersburg Unit No. 4 for the last preceding month during which it was run; or

        4.32 be less than 100% of the total Out-of-Pocket Cost of supplying the Short Term Energy for such reservation.

4.4 Notwithstanding the rates stated in Subsection 4.11 and 4.12 above when IMPA is the supplying Party, the sum of the demand and energy charges for each specific reservation made pursuant to Section 3 of this service schedule shall not:

        4.41  exceed the total of:

                4.41.1 the product of the number of kilowatts reserved for such reservation times the maximum Weekly or Daily demand charge, whichever is applicable, specified above in Subsection 4.11 and 4.12, as appropriate; and

                4.41.2 the product of the number of kilowatts-hours supplied for such reservation times 110% of the average cost per kilowatt-hour of energy generated by IMPA's Trimble County Unit #1 for the last preceding month during which it was run; or

        4.42 be less than 100% of the total Out-of-Pocket Cost of supplying the Short Term Energy for such reservation.

4.5 The aggregate instant total capacity of all IPL sales under this and other Service Schedules which are a part of this and other IPL Agreements, for which the rates charged have been supported on the basis that total revenues will not exceed the costs of Petersburg Unit No. 4, is limited to 515 MW.

4.6 The aggregate instant total capacity of all IMPA sales under this and other Service Schedules which are a part of this and other IMPA Agreements, for which the rates charged have been supported on the basis that total revenues will not exceed the costs of Trimble County Unit #1 is limited to 64 MW. For sales in excess of the capacity limitation of 64 MWs noted above, the rate shall consist of an energy charge of up to 110% of the average cost per kilowatt-hour of the energy generated and a demand charge of up to $2.16 per kilowatt per week, but in not event shall the total revenue (energy charge and demand charge combined) be less than 100% of the Out-of-Pocket Costs of supplying the short term energy for such reservation.

                                                        EXHIBIT IV

                             SERVICE SCHEDULE D

                             LIMITED TERM POWER

Under Interconnection Agreement dated August 19, 1994 between Indianapolis Power & LIght Company and Indiana Municipal Power Agency (the "Agreement").

SECTION 1 - DEFINITIONS

1.1 The meaning of the terms used herein shall be the same as those used in this Agreement.

SECTION 2 - DURATION

2.1 This Service Schedule shall become effective as of the Effective Date of this Agreement and shall continue in effect until termination of this Agreement.

SECTION 3 - SERVICES TO BE RENDERED

3.1 Either Party, by giving the other Party notice, may reserve for periods of not less than one month (1), such electric power (herein called "Limited Term Power") as the other Party may be willing to make available as Limited Term Power. The Party asked to supply Limited Term Power shall be the sole judge as to the amounts and periods that it has electric power available that may be reserved by the other Party as Limited Term Power.

        3.11 To reserve Limited Term Power the Party desiring such power shall specify in its notice to the supplying Party the number of kilowatts, the period of the reservation, the terms of such reservation, and the source of such power if the supplying Party is in turn reserving such power from another interconnected system which is not a signatory to this Agreement ("Third Party"), shall be determined by the Parties. Such reservation shall be confirmed in writing at the request of either Party. The supplying Party shall signify the extent of its ability and willingness to comply with the provisions of such notice. Any notice or any acknowledgment of such notice that initially may be given orally shall be confirmed thereafter in writing. If during such period the conditions arise that could not have been reasonably foreseen at the time of the reservation and cause the reservation to be electrically burdensome (reduced only prior to reductions in native load, and prior firm commitments) to the electrical system of the supplying Party, such Party may by oral notice to the reserving Party, such oral notice to be later confirmed in writing if requested by either Party and such confirmation shall be forwarded not later than the third day following the day such oral notice is given, excluding Saturdays, Sundays and holidays, reduce the number of kilowatts reserved by such amount and for such time as it shall specify in such notice, but kilowatts reserved hereunder that the supplying Party is in turn reserving from a Third Party may be reduced only to the extent they are reduced by such Third Party. However, as soon as conditions allow resumption of delivery of Limited Term Energy the supplying Party shall immediately make the Limited Term Energy available to the receiving Party.

        3.12 During each period that Limited Term Power has been reserved as provided, the supplying Party shall delivery upon call electric energy (herein called Limited Term Energy) to the other Party at the Point or Points of Interconnection set forth in Article 5 of this Agreement at a rate during each hour of up to and including the number of kilowatts reserved.

        3.13 The Limited Term Power billing demand for any period shall be taken as equal to the number of kilowatts reserved as Limited Term Power for such period.

SECTION 4 - COMPENSATION

4.1  DEMAND CHARGES

The Party reserving Monthly Limited Term Power shall pay the supplying Party the following demand charges:

                        4.11 MONTHLY LIMITED TERM POWER

                4.11.1 When IPL is the supplying Party, IMPA shall pay IPL for Monthly Limited Term Power at the rate of up to $18.00 per kilowatt reserved per month.

                4.11.2 When IMPA is the supplying Party, IPL shall pay IMPA for Monthly Limited Term Power at the rate of up to $18.10 per kilowatt reserved per month.

                4.11.3  In the event the amount of Monthly Limited Term
                Power taken is reduced upon notice from the supplying
                Party, the demand charge for each day during which any such reduction is in effect shall be reduced by one-twentieth (1/20) of the supplying Party's monthly demand rate (in effect for this transaction) per kilowatt for each kilowatt of reduction; however, the total of such reduction shall not exceed the monthly demand charge (in effect for this transaction) per kilowatt for that particular monthly period.

                        4.12  THIRD PARTY LIMITED TERM POWER

                4.12.1 For any month that Monthly Limited Term Power is reserved by IMPA for and at the request of IPL from a Third Party, such Monthly Limited Term Power shall be supplied at a rate to be agreed upon by the Parties at the time of the reservation of up to $1.20 per kilowatt reserved per month said charges pertaining to the reservation of transmission, plus the demand charge paid therefor by IMPA to the Third Party. The total demand charge revenues for the reservation of transmission in any consecutive 30 day period shall not exceed the product of the Monthly rate for the reservation of transmission and the highest demand reserved on any day in the 30 day period.

                4.12.2 For any month that Monthly Limited Term Power is reserved by IPL for and at the request of IMPA from a Third Party, such Monthly Limited Term Power shall be supplied at a rate to be agreed upon by the Parties at the time of the reservation of up to $1.27 per kilowatt reserved per month said charges pertaining to the reservation of transmission, plus the demand charge paid therefor by IPL to the Third Party. The total demand charge revenues for the reservation of transmission in any consecutive 30 day period shall not exceed the product of the Monthly rate for the reservation of transmission and the highest demand reserved on any day in the 30 day period.

                4.12.3 In the event the amount of Monthly Limited Term Power reserved from a Third Party is reduced upon the request of the Third Party, the demand charge for each day during which reduction is in effect shall be reduced by the amount by which the demand charge payable by the supplying Party is reduced under its agreement with such Third Party. The transmission reservation charge shall remain payable to the supplying Party at the option of the supplying Party.

                4.12.4 In the event the amount of Monthly Limited Term Power reserved from a Third Party is reduced by the supplying Party because of a transmission burden on its system, the demand charge for each day during which such reduction is in effect shall be reduced by the amount by which the demand charge payable by the supplying Party is reduced under its agreement with such Third Party plus in the case of Power reserved by IMPA, one-thirtieth (1/30) of the reservation of transmission rate agreed to under Subsection 4.12.1 for each kilowatt of reduction each day; but not more than the rate agreed upon for each kilowatt per month; and, in the case of Power reserved by IPL, one-thirtieth (1/30) of the reservation of transmission rate per kilowatt agreed to under Subsection 4.12.2 for each kilowatt of reduction each day; but not more than the rate agreed upon for each kilowatt per month.

4.2  ENERGY CHARGES

The reserving Party shall pay the supplying Party for all Limited Term Energy delivered pursuant to Subsection 3.12 above at the following rates:

        4.21 For each kilowatthour that is generated by the supplying Party's system, in an amount of up to 110 percent of the Out-of-Pocket Costs (such cost being as of the delivery point or points, as provided in Article 5 of this Agreement, including all operating, maintenance, tax, transmission losses and other expenses incurred that would not have been incurred if the energy had not been supplied), of supplying Limited Term Energy called for during such period.

        4.22 For each kilowatt-hour purchased by the supplying Party's system from a Third Party in order to supply the Limited Term Energy called for during such period, 100 percent of the amount paid therefor by the supplying Party plus 1 mill per kilowatt-hour for difficult to quantify energy-related costs plus the cost of any transmission losses, taxes, and other expenses incurred that would not have been incurred if such transaction had not been made.

4.3 Notwithstanding the rates stated in Subsection 4.1 and 4.2 above when IPL is the supplying Party, the sum of the demand and energy charges for each specific reservation made pursuant to Subsection 3 of this service schedule shall not:

        4.31  exceed the total of:

                4.31.1 The product of the number of kilowatts reserved for such reservation times the maximum Monthly demand charge specified above in Subsection 4.11 and 4.12, as appropriate; and

                4.31.2 The product of the number of kilowatt-hours supplied for such reservation times 110% of the average cost per kilowatt-hour of energy generated by IPL's Petersburg Unit No. 4 for the last preceding month during which it was run; or

        4.32 be less than 100% of the total Out-of-Pocket Cost of supplying the Limited Term Energy for such reservation.

4.4 Notwithstanding the rates stated in Subsection 4.1 and 4.2 above when IMPA is the supplying Party, the sum of the demand and energy charges for each specific reservation made pursuant to Section 3 of this service schedule shall not:

        4.41  exceed the total of:

                4.41.1 The product of the number of kilowatts reserved for such reservation times the maximum Monthly demand charge specified above in Subsection 4.11 and 4.12, as appropriate; and

                4.41.2 The product of the number of kilowatt-hours supplied for such reservation times 110% of the average cost per kilowatt-hour of energy generated by IMPA Trimble County Unit #1 for the last preceding month during which it was run; or

        4.42 be less than 100% of the total Out-of-Pocket Cost of supplying the Limited Term Energy for such reservation.

4.5 The aggregate instant total capacity of all IPL sales under this and other Service Schedules which are a part of this and other IPL Agreements, for which the rates charged have been supported on the basis that total revenues will not exceed the costs of Petersburg Unit No. 4, is limtied to 515 MW.

4.6 The aggregate instant total capacity of all IMPA sales under this and other Service Schedules which are a part of this and other IMPA Agreements, for which the rates charged have been supported are based on Trimble County Unit #1 is limited to 64 MWs on an hourly basis. For sales in excess of the capacity limitation of 64 MWs noted above, the rate shall consist of an energy charge of up to 110% of the average cost per kilowatt-hour of the energy generated and a demand charge of up to $11.22 per kilowatt per month, but in no event shall the total revenue (energy charge and demand charge combined) be less than 100% of the Out-of-Pocket Costs of supplying the short term energy for such reservation.

                               MODIFICATION NO. 1
                                    TO THE
                            INTERCONNECTION AGREEMENT
                                    BETWEEN
                       INDIANAPOLIS POWER & LIGHT COMPANY
                                      AND
                          INDIANA MUNICIPAL POWER AGENCY

THIS AMENDMENT made and entered into as of the 1st day of January, 1995 by Indianapolis Power & Light Company ("IPL"), being an Amendment to the Interconnection Agreement between Indiana Municipal Power Agency ("Buyer") and IPL dated August 19, 1994 (the "Agreement").

                                   WITNESSETH:

WHEREAS, IPL and Indiana Municipal Power Agency entered into the Agreement on August 19, 1994;

WHEREAS, the Agreement provides for the sale of power and energy by IPL under Service Schedules described as:

        Service Schedule A              Emergency Service
        Service Schedule B              Interchange Energy
        Service Schedule C              Short Term Power
        Service Schedule D              Limited Term Power

WHEREAS, the Agreement provides for the recovery of incremental costs or "out-of-pocket" costs occasioned by the sale by IPL of electric energy;

WHEREAS, IPL has implemented its Emissions Constrained Dispatch Plan, attached hereto;

WHEREAS, the rates for Emergency Service, Interchange Energy, Short Term Power and Energy, and Limited Term Power, do not expressly include the cost of replacing sulfur dioxide ("SO2") emission allowances expended in order to provide such energy in compliance with Federal laws governing SO2 emission;

WHEREAS, IPL desires to amend the Agreement to clarify recovery of out-of-pocket costs occasioned by the sale of said energy as including the recovery of the incremental cost of SO2 emission allowances;

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth herein; IPL desires to amend the Agreement as follows:

Section 1.  Compensation for SO2 Emission Allowances

The Buyer shall compensate IPL for the consumption of Sulfur Dioxide Emission Allowances ("SO2 Allowances") directly attributed to electric energy sales by IPL to Buyer under the Service Schedules. Such compensation shall, at Buyer's option, be made by either supplying IPL with the number of SO2 Allowances directly attributed to such energy sales, or by reimbursing IPL for the incremental cost of such number of SO2 Allowances, rounded to the nearest whole SO2 Allowance.

If Buyer opts to reimburse IPL in cash for SO2 Allowances associated with Buyer's energy purchases for the month, the cash amount due at billing will be determined by multiplying the number of SO2 Allowances attributed to the sale by the incremental cost of the SO2 Allowances, as determined in Section 2.2, at the time of the sale.

If Buyer opts to reimburse IPL in SO2 Allowances, Buyer will record or transfer to IPL's account, the number of SO2 Allowances calculated below, at the time cash settlement for the energy is due. In all cases, Buyer will transfer to IPL's account the number of SO2 Allowances due IPL for calendar year no later than January 15 of the following year. "Transfer to IPL's account" shall mean, for purposes of the Amendment, the transfer by the USEPA of the requisite number of SO2 Allowances to IPL's Allowance Tracking System account and the receipt by IPL of the Allowance Transfer Confirmation.

Section 2.  Determination of SO2 Emission Allowances Due IPL

        Section 2.1.  Number of SO2 Allowances

        The number of SO2 Allowances directly attributed to an energy sale made by IPL shall be determined for each hour, by determining the contribution from each of the unit(s) from which the energy sale is being made for that hour. For each unit, the emission rate in pounds in SO2 per million Btu will be determined each month, from fuel sulfur content, control equipment performance, and continuous emissions monitoring data. The emission rate and the unit heat rate will be used to determine the SO2 Allowances used per megawatt-hour ("MWH"). The energy from each unit attributable to the sale, and the SO2 Allowances per MWH for each unit, will be used to determine the number of SO2 Allowances attributable to the sale.

        Section 2.2.  Cost of SO2 Allowances

        The incremental SO2 Allowance cost used to determine economic dispatch of IPL's generating units in any month, will also be the basis used to determine compensation for IPL's energy sales. The incremental SO2 Allowances cost, in dollars per ton of SO2, shall be determined each month and will be based on the Cantor Fitzgerald offer price for SO2 Allowances, or if such is not available, then another nationally recognized SO2 Allowance trading market price or market price index, at the beginning of the month. The SO2 Allowance value may be changed at any time during the month to reflect the more current incremental cost, or market price, for SO2 Allowances. Buyer will be notified of the new
        SO2 Allowance value prior to dispatch of IPL energy to Buyer.

Section 3.  Effective Date.

This Amendment to the Agreement shall be made effective as of January 1, 1995.

IN WITNESS WHEREOF, IPL has caused the foregoing Amendment to be signed by its duly authorized officer, effective as of the date set forth above.


                                        INDIANAPOLIS POWER & LIGHT COMPANY


                                        By  /s/ John C. Berlier, Jr.

                                                John C. Berlier,Jr.
                                                Vice President
                                                Resource Planning and Rates

                         EMISSIONS CONSTRAINED DISPATCH PLAN
                              Effective January 1, 1995

Economic Dispatch is loading each generating unit so the lowest cost generation is called upon first to generate the power needed, thereby minimizing total electric energy generation cost. Emissions Constrained Dispatch is simply Economic Dispatch where the estimated value of the SO2 allowances being consumed by a unit is included as a part of the unit's cost of generation. A lower emitting unit will reflect a relatively lower emissions cost because it requires fewer sulfur dioxide
(SO2) allowances.

IPL's plan to implement Emissions Constrained Dispatch is to incorporate SO2 allowance values into the existing Energy Management System (load dispatching system), which economically dispatches IPL's generation. As the generation required (load) increases, the available unit with the lowest incremental cost is dispatched to meet the increase. As the generation demanded decreases, the unit with the highest incremental cost is dispatched to reduce its generation, thereby minimizing cost.1

Currently, the Energy Management System uses incremental heat rates, along with fuel and variable operation costs to determine the incremental cost of generation on each unit in service. Effective January 1, 1995, SO2 emissions related costs will be included in each unit's incremental cost prior to the incremental costs being compared to make the unit dispatch. The incremental SO2 value will be in units of dollars per million British Thermal Units ($/MMBTU) and computed by the following guidelines:

        IPL plans to use EPA (Environmental Protection Agency) certifiable data for SO2 emission rates in conjunction with the incremental value of emission allowances to form the emissions dispatch cost in units of $/MMBTU. Each generating unit affected by the Clean Air Act will have its own specific SO2 emissions data input into the Energy Management System at the beginning of each month. That data will remain for the month unless projected coal deliveries for the month have an SO2 value that will change the current dispatch. The Fuel Supply Organization will notify the System Operation Office of the projected coal delivery SO2 emission rate in #SO2/MMBTU, so that a correct SO2 emission rate can be input into the Energy Management System.


        1 Optimization of unit loadings in the Energy Management System is constrained by equipment physical limitations such as maximum rate of load pickup or maximum load reduction rate on a unit as well as contrained by the maximum and minimum capacility of the units.

        IPL's Treasury Organization will not less often than the 10th day of each month supply the IPL System Operation Office the incremental value of an emission allowance in units of dollars per ton of SO2 based upon the Cantor Fitzgerald asking price for allowances, or other nationally recognized allowance trading market price, for use in IPL's emission constrained dispatch on a forward going basis. Beginning January 1, 1995, the allowance price that will be used for purposes of IPL's emissions constrained dispatch will be the asking price for allowances obtained from Cantor Fitzgerald on December 30, 1994. The Treasury Organization will track the emission allowance market and if a significant change in allowance prices occurs within a given month, the Treasury Organization may provide an updated allowance price value to the IPL System Operation Office. The updated allowance price will be entered into the Energy Management System and the economic dispatch algorithm will be updated accordingly.

The emissions cost will be added with the fuel and variable operating cost to produce a total dispatch cost. The total dispatch cost will be combined with the incremental unit heat rate data to produce the total incremental dispatch cost as calculated by the following formula:

        INCREMENTAL COST = (Fuel Cost + Emissions Value Divided By
                                Variable Operating Cost) X Incremental
                                Heat Rate

The dimensions for each of the variables is as follows:

        Emissions Value, $/MMBTU; Fuel Cost, $/MMBTU; Variable Operating Cost $/MMBTU; Incremental Heat Rate, MMBTU/MWH; Allowance Value, $/Allownace; Incremental Cost, $/MWH

The dispatch made using the total incremental cost, including SO2 emissions related costs, will constitute IPL's Emissions Constrained Dispatch.